Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-203478, 333-219110 and 333-230012 on Form S-8 and Registration Statement Nos. 333-213157 and 333-224683 on Form S-3 of our report dated March 13, 2018, relating to the consolidated financial statements of Virtu Financial, Inc. and Subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of Virtu Financial, Inc., for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

New York, NY
March 1, 2019